Exhibit 4.31

Exclusive Call Option Agreement

by and among

aBitCool Broadband Inc.

Sheng Chen

Jun Zhang

and

aBitcool Small Micro Network Technology (BJ) Co., Ltd.

July 1, 2014

Exclusive Call Option Agreement

The Exclusive Call Option Agreement (the “Agreement”) is concluded by and among the following parties on July 1, 2014:

(1) aBitCool Broadband Inc., a limited liability company duly established and existing under the laws of British Virgin Islands, with its registered address at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (“BVI”) (“Party A”);

(2) Sheng Chen, a citizen of the People’s Republic of China (the “PRC” or “China”), holding a PRC identity card (identity card No.: 110108196807271450), with the address at Room 1502, Unit 2, Building 4, Shangdijiayuan, Haidian District, Beijing (“Party B1”);

(3) Jun Zhang, a PRC citizen, holding a PRC identity card (identity card No.: 110108196803261474), and with the address at No. 35, Apartment 2, Tsinghua University, Haidian District, Beijing (“Party B2”); and

(4) aBitcool Small Micro Network Technology (BJ) Co., Ltd. , a limited liability company duly established and existing under the PRC laws, with its registered address at Room 1501-227, 15/F, Building 1, Yard A8, Guanghua Road, Chaoyang District, Beijing (“Party C”).

In this Agreement:

1. Party B1 and Party B2 are collectively referred to as Party B;

2. Party A, Party B and Party C are referred to individually as a “Party” and collectively as the “Parties.”

Whereas:

1.	Party B holds 100% equity interests of Party C (95% by Sheng Chen and 5% by Jun Zhang);

2.	Party C and a wholly-owned subsidiary of an affiliated company of Party A, Abitcool (China) Broadband Inc., have entered into a series of agreements including Exclusive Technical Service Agreement.

Now, the Parties agree as follows upon negotiation:

1. Purchase and Sale of Equity Interests

1.1 Grant of Rights

Party B hereby irrevocably grants an irrevocable exclusive right to Party A to purchase all or part of the equity interests in Party C at any time, at the price specified in Article 1.3 of this Agreement in accordance with the procedures determined by Party A at its own discretion and to the extent permitted by the PRC laws (the “Call Option”). No party other than Party A and its designated person (the “Designated Person”) may have the Call Option. Party C hereby agrees Party B to grant the Call Option to Party A. For purpose of this Section 1.1 and this Agreement, “person” means any individual, corporation, joint venture, partnership, enterprise, trust or non-corporation organization.

1.2 Procedures

Party A may exercise the Call Option subject to its compliance with the PRC laws and regulations. In exercising the Call Option, Party A shall issue a written notice (the “Equity Interest Purchase Notice”) to Party B which notice will specify: (a) Party A’s decision to exercise the Call Option; (b) the percentage of equity interest to be purchased from Party B (the “Purchased Equity Interest”); (c) the date of purchase/equity interest transfer.

1.3 Equity Purchase Price

Unless any laws require an appraisal, the purchase price of the Purchased Equity Interest (the “Equity Purchase Price”) shall be RMB1 million.

1.4 Transfer of the Purchased Equity Interest

Each time Party A exercises the Call Option:

(a) Party B shall cause Party C to promptly convene a shareholders’ meeting, during which a resolution shall be adopted to approve transfer of the equity interest to Party A and/or its Designated Person by Party B;

(b) Party B shall enter into an equity interest transfer agreement with Party A (or its Designated Person, when applicable) pursuant to the terms and conditions of this Agreement and the Equity Interest Purchase Notice;

(c) The relevant Parties shall execute all other contracts, agreements or documents, obtain all governmental approvals and consents, and conduct all actions that are necessary to transfer the effective ownership of the Purchased Equity Interest to Party A and/or the Designated Person free from any security interest and cause Party A and/or the Designated Person to be registered as the owner of the Purchased Equity Interest. For the purpose of this paragraph and this Agreement, “Security Interest” includes guarantees, mortgages, third-party rights or interests, any call option, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements, but for the avoidance of doubts, excludes any security interest arising from this Agreement or Party B’s Equity Pledge Agreement. Party B’s Equity Pledge Agreement provided in this paragraph and this Agreement shall mean the equity pledge agreement by and between Abitcool (China) Broadband Inc. and Party B on the date hereof, pursuant to which Party B shall pledge all its equity interests in Party C to Abitcool (China) Broadband Inc. to provide security for Party C’s performance of its obligations under the exlusive technical consulting and services agreement by and between Party C and Abitcool (China) Broadband Inc.

1.5. Payment

Party A shall pay the Equity Purchase Price to the account designated by Party B within 5 days after Party A exercises the Call Option.

2. Covenants regarding the Equity Interest

2.1 Covenants of Party C

Party C hereby undertakes that:

(a) without prior written consent of Party A, it will not supplement, change or amend its constitutional documents, increase or decrease its registered capital, or otherwise change its registered capital structure;

(b) it will maintain its due existence, prudently and effectively operate its business and handle its affairs in accordance with fair financial and business standards and practices;

(c) without prior written consent of Party A and at any time as of the date of this Agreement, it will not sell, transfer, mortgage or otherwise dispose of any legal or beneficial interest of its assets, businesses or income, or permit creation of such other security interest thereon;

(d) without prior written consent of Party A, it will not incur, inherit, guarantee or allow the existence of any debt, except for (i) any debt incurred during its ordinary course of business rather than from borrowing; and (ii) any debt which has been disclosed to and obtained the written consent from Party A;

(e) it will at all times conduct business operations in the ordinary course to maintain its asset value, and refrain from any action/omission that may adversely affect its business operations and asset value;

(f) without prior written consent of Party A, it will not enter into any material agreement other than those executed in its ordinary course of business (for purpose of this paragraph, a material agreement means any agreement with a contact value exceeding RMB 5 million);

(g) without prior written consent of Party A, it will not provide any loan or credit to any person;

(h) upon Party A’s request, it will provide Party A with all information regarding its operations and financial conditions;

(i) it will buy and maintain requisite insurance policies from an insurer acceptable to Party A, the amount and type of which will be the same with those maintained by the companies having similar operations, properties or assets in the same region;

(j) it will immediately notify Party A of any actual or potential litigation, arbitration or administrative proceeding regarding its assets, business and income; and

(k) in order to maintain its ownership of all its assets, it will execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims.

2.2 Covenants of Party B

Party B hereby undertakes that:

(a) without prior written consent of Party A and at any time as of the date of this Agreement, it will not sell, transfer, mortgage or otherwise dispose of any legal or beneficial interest of any equity interest, or permit creation of such other security interest thereon, except for the pledge created upon Party C’s equity interests held by Party B pursuant to Party B’s Equity Pledge Agreement;

(b) it will procure that without prior written consent of Party A, the shareholders appointed by it will not approve Party C to sell, transfer, pledge or otherwise dispose any legal or beneficial interest of the equity interests held by it in Party C, or allow other security interests to be created on it, except for the pledge created upon Party C’s equity interests held by Party B pursuant to Party B’s Equity Pledge Agreement;

(c) it will procure that without prior written consent of Party A, the shareholders appointed by it will not approve Party C’s merger, consolidation with, purchase of or investment in any person;

(d) it will immediately notify Party A of any actual or potential litigation, arbitration or administrative proceeding regarding the equity interests owned by it;

(e) it will cause Party C’s shareholders’ meeting to vote for the transfer of the Purchased Equity Interest provided hereunder;

(f) in order to maintain its ownership of the equity interests owned by it, it will execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against all claims;

(g) at the request of Party A at any time, it will transfer unconditionally and immediately the equity interests owned by it to Party A’s designated person; and

(h) it will strictly comply with the provisions of this Agreement and other agreements jointly or severally executed by any of the Parties, duly perform all obligations under such agreements, and refrain from any act or omission that suffices to affect the validity and enforceability of these agreements.

3. Representations and Warranties

Representations and warranties of Party B and Party C

Each of Party B and Party C represents and warrants, jointly and severally, to Party A that as of the date of this Agreement and as of each date of equity interest transfer:

(a) it has the rights and powers to execute and deliver this Agreement and any equity interest transfer agreement (each a “Transfer Agreement”) executed pursuant to this Agreement for each transfer of the Purchased Equity Interest contemplated hereunder to which it is a party, and perform its obligations under this Agreement and any Transfer Agreement. Once executed, this Agreement and each of the Transfer Agreements to which it is a party will constitute its legal, valid and binding obligation and may be enforceable against it according to the terms hereof and thereof;

(b) neither its execution and delivery of this Agreement or any Transfer Agreement, nor its performance of the obligations hereunder or thereunder will: (i) result in a breach of any applicable PRC laws; (ii) conflict with its articles of association or any other organizational documents; (iii) result in a breach of, or constitute a default under, any agreement or instrument to which it is a party or by which it is bound; (iv) result in a breach of any conditions on which the grant and/or continued effect of any of its permits or approvals is based; or (v) result in the suspension, cancellation or imposition of additional conditions on any of the permits or approvals issued to it;

(c) Party B has good and salable ownership of and creates no security interest upon any of such assets;

(d) Party C has no outstanding debt, except for those (i) incurred during its ordinary course of business, and (ii) already disclosed to and approved in writing by Party A;

(e) Party C is in compliance with all laws and regulations applicable to asset purchase; and

(f) there are currently no existing, pending or potential litigations, arbitrations or administrative procedures relating to the equity interests, Party C’s assets or the company.

4. Effectiveness Date

This Agreement shall be effective as of the date of its execution, and terminate when Party A acquires the entire equity interests held by Party B in Party C to the extent permissible by the PRC laws.

5. Governing Law and Resolution of Disputes

5.1 Governing Law

9.1 The formation, validity, performance and interpretation of this Agreement and the resolution of the disputes arising hereunder shall be governed by the PRC laws.

5.2. Resolution of Disputes

The Parties shall first strive to resolve any dispute arising from the interpretation and performance of this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by any Party to the other, any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Beijing. The arbitration award shall be final and binding upon all the Parties.

6. Taxes and Fees

Each Party shall bear any and all taxes, costs and expenses related to transfer and registration as required by the PRC laws incurred by or imposed on such Party arising from the preparation and execution of this Agreement and each of the Transfer Agreements, and the consummation of the transactions contemplated hereunder and thereunder.

7. Notices

Notices or other communications required to be given by any Party or the company pursuant to this Agreement shall be written in Chinese and delivered personally or sent by mail or facsimile transmission to the addresses of the other Parties set forth below or other designated addresses notified by such other Parties to such Party from time to time. A notice is deemed to be duly served: (a) on the date of delivery, if sent by personal delivery; (b) on the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after submitted to an internationally recognized courier service agency; and (c) upon the receipt time as is shown on the transmission confirmation of relevant documents.

Party A

Address: M5, 1 Jiuxianqiao East Road, Chaoyang District, Beijing, 100016

Party B

Address: 3F, M5, 1 Jiuxianqiao East Road, Chaoyang District, Beijing, 100016

Party C

Address: Room 1501-227, 15/F, Building 1, Yard A8, Guanghua Road, Chaoyang District, Beijing

8. Confidentiality Responsibilities

All Parties acknowledge and confirm that any oral or written materials exchanged by and between the Parties in connection with this Agreement are confidential. All Parties shall keep in confidence all such information and not disclose it to any third party without prior written consent from the other Parties unless: (a) such information is known or will be known by the public (except by disclosure of the receiving party without authorization); (b) such information is required to be disclosed in accordance with applicable laws or regulations or rules of stock exchange; or (c) if any information is required to be disclosed by any party to its legal or financial advisor for the purpose of the transaction of this Agreement, provided that such legal or financial advisor shall also comply with the confidentiality obligation similar to that stated hereof. Any disclosure by any employee or agency engaged by any Party shall be deemed the disclosure of such Party and such Party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Article shall survive the termination of this Agreement for any reason whatsoever.

9. Further Assurances

The Parties agree to promptly sign any document and take any further action reasonably necessary or advisable for the implementation of all provisions and purposes hereof.

10. Miscellaneous

10.1 Revision, amendment and supplementation

The Parties shall sign a written agreement for the revision, amendment or supplementation of the Agreement.

10.2 Compliance with Laws and Regulations

The Parties shall comply with and guarantee that their business operations are in full compliance with all the PRC laws and regulations officially promulgated and publicly available.

10.3 Entire agreement

Except the written revision, supplements or amendments made after the execution of this Agreement, this Agreement and Appendix 1 hereto constitute an entire agreement entered into by the Parties with respect to the subject matter hereof, and supersede all prior oral or written negotiations, representations and agreements reached with respect to the subject matter hereof.

10.4 Headings

The headings hereof are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions hereof.

10.5 Language

This Agreement shall be written in Chinese and executed in four counterparts.

In witness whereof, the Parties have caused this Agreement to be executed by their respective authorized representatives as of the date first written above.

Party A: aBitcool Broadband Inc.

By:	/s/ Sheng Chen
Name:	Sheng Chen
Title:	Director

Party B: Sheng Chen, Jun Zhang

By:	/s/ Sheng Chen, /s/ Jun Zhang

Party C: /s/ aBitcool Small Micro Network Technology (BJ) Co., Ltd.